Exhibit 99.1

Wessex House, 5th Floor
45 Reid Street
Hamilton HM 12 Bermuda 441-278-9250 441-278-9255 fax
PRESS RELEASE
NASDAQ Symbol ACGL	CONTACT:
For Immediate Release	Mark D. Lyons
Executive Vice President and
Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2013 SECOND QUARTER RESULTS

HAMILTON, BERMUDA, July 25, 2013 -- Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders for the 2013 second quarter was $171.5 million, or $1.26 per share, compared to $202.0 million, or $1.46 per share, for the 2012 second quarter. The Company also reported after-tax operating income available to common shareholders of $135.0 million, or $0.99 per share, for the 2013 second quarter, compared to after-tax operating income available to common shareholders of $141.4 million, or $1.02 per share, for the 2012 second quarter. The Company's after-tax operating income available to common shareholders represented an annualized return on average common equity of 10.9% for the 2013 second quarter, compared to 12.3% for the 2012 second quarter, while the Company's net income available to common shareholders represented an annualized return on average common equity of 13.8% for the 2013 second quarter, compared to 17.5% for the 2012 second quarter. The Company's book value per common share was $36.80 at June 30, 2013, a 2.3% decrease from $37.66 per share at March 31, 2013 and a 6.8% increase from $34.45 per share at June 30, 2012.

After-tax operating income or loss available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and loss on repurchase of preferred shares, net of income taxes. See 'Comments on Regulation G' for a further discussion of after-tax operating income or loss available to common shareholders. All earnings per share amounts discussed in this release are on a diluted basis.

The Company's 2013 second quarter results included losses for current year catastrophic events of $36.3 million, net of reinsurance and reinstatement premiums, primarily related to U.S. tornado and hailstorm activity and flooding in Europe and Canada. The Company's estimates for these events are based on currently available information derived from modeling techniques, industry assessments of exposure, preliminary claims information obtained from the Company's clients and brokers to date and a review of in-force contracts.

The following table summarizes the Company's underwriting results:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(U.S. dollars in thousands)	2013	2012	2013	2012

Gross premiums written	$1,040,738	$1,051,813	$2,204,437	$2,118,469
Net premiums written	810,535	820,233	1,763,311	1,683,844
Net premiums earned	758,816	726,656	1,511,586	1,406,968
Underwriting income	96,029	93,723	212,427	160,916

Combined ratio (1)	87.4%	87.2%	86.0%	88.6%

(1)
The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss.

For the 2013 second quarter, the combined ratio of the Company's insurance and reinsurance subsidiaries consisted of a loss ratio of 55.2% and an underwriting expense ratio of 32.2%, compared to a loss ratio of 55.0% and an underwriting expense ratio of 32.2% for the 2012 second quarter. For a discussion of underwriting activities and a review of the Company's results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

The following table summarizes, on an after-tax basis, the Company's consolidated financial data, including a reconciliation of after-tax operating income available to common shareholders to net income available to common shareholders and related diluted per share results:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(U.S. dollars in thousands, except share data)	2013	2012	2013	2012

After-tax operating income available to common shareholders	$135,021	$141,400	$293,769	$255,060
Net realized gains, net of tax	13,779	33,275	68,702	74,148
Net impairment losses recognized in earnings, net of tax	(724)	(1,951)	(2,970)	(2,974)
Equity in net income of investment funds accounted for using the equity method, net of tax	10,941	7,787	24,764	32,613
Net foreign exchange gains, net of tax	12,438	32,108	38,182	11,567
Loss on repurchase of preferred shares, net of tax	—	(10,612)	—	(10,612)
Net income available to common shareholders	$171,455	$202,007	$422,447	$359,802

Diluted per common share results:
After-tax operating income available to common shareholders	$0.99	$1.02	$2.17	$1.85
Net realized gains, net of tax	0.10	0.24	0.51	0.54
Net impairment losses recognized in earnings, net of tax	—	(0.01)	(0.02)	(0.02)
Equity in net income of investment funds accounted for using the equity method, net of tax	0.08	0.06	0.18	0.24
Net foreign exchange gains, net of tax	0.09	0.23	0.28	0.08
Loss on repurchase of preferred shares, net of tax	—	(0.08)	—	(0.08)
Net income available to common shareholders	$1.26	$1.46	$3.11	$2.61

Weighted average common shares and common share equivalents outstanding - diluted	135,849,050	138,211,736	135,624,226	138,017,490

The Company's investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA-/Aa2.” The average effective duration of the Company's investment portfolio was 3.04 years at June 30, 2013, compared to 3.06 years at December 31, 2012. Including the effects of foreign exchange, total return on the Company's investment portfolio was (1.59)% for the 2013 second quarter, compared to 0.63% for the 2012 second quarter. Excluding the effects of foreign exchange, total return was (1.56)% for the 2013 second quarter, compared to 1.04% for the 2012 second quarter. Total return for the 2013 second quarter reflected the impact of both higher interest rates and wider credit spreads, offset somewhat by the positive returns of our equity and alternatives portfolios.

Net investment income for the 2013 second quarter was $68.4 million, or $0.50 per share, compared to $65.7 million, or $0.48 per share, for the 2013 first quarter, and $73.6 million, or $0.53 per share, for the 2012 second quarter. The annualized pre-tax investment income yield was 2.20% for the 2013 second quarter, compared to 2.20% for the 2013 first quarter and 2.47% for the 2012 second quarter. Such yields reflect the effects of low prevailing interest rates available in the market, the Company's investment strategy, which puts a priority on total return, and the effects of share repurchases. Consolidated cash flow provided by operating activities was $182.7 million for the 2013 second quarter, compared to $252.4 million for the 2012 second quarter, with the decrease primarily driven by a higher level of paid losses including an increase in amounts paid related to prior year catastrophe events.

The Company's effective tax rate on income before income taxes was an expense of 2.8% for the 2013 second quarter and an expense of 2.2% for the six months ended June 30, 2013, compared to an expense of 0.3% for the 2012 second quarter and an expense of 0.7% for the 2012 period. The Company's effective tax rate on pre-tax operating income was an expense of 3.3% for the 2013 second quarter and an expense of 2.5% for the six months ended June 30, 2013, compared to a benefit of 0.3% for the 2012 second quarter and a benefit of 0.6% for the 2012 period. The Company's effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. In addition, the Company's Bermuda-based reinsurer incurs federal excise taxes for premiums assumed on U.S. risks. The Company incurred $4.3 million of federal excise taxes for the six months ended June 30, 2013, compared to $4.0 million for the 2012 period. Such amounts are reflected as acquisition expenses in the Company's consolidated statements of income.

On a pre-tax basis, net foreign exchange gains for the 2013 second quarter were $13.8 million (net unrealized gains of $21.6 million and net realized losses of $7.8 million), compared to net foreign exchange gains for the 2012 second quarter of $31.7 million (net unrealized gains of $32.4 million and net realized losses of $0.7 million). Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company's net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Changes in the value of available-for-sale investments held in foreign currencies due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders' equity and are not included in the consolidated statements of income. The Company has not matched a portion of its projected liabilities in foreign currencies with investments in the same currencies and may not match such amounts in future periods, which could increase the Company's exposure to foreign currency fluctuations and increase the volatility of the Company's shareholders' equity.

At June 30, 2013, the Company's capital of $5.63 billion consisted of $300.0 million of senior notes, representing 5.3% of the total, $100.0 million of revolving credit agreement borrowings due in August 2014, representing 1.8% of the total, $325.0 million of preferred shares, representing 5.8% of the total, and common shareholders' equity of $4.91 billion, representing the balance. At December 31, 2012, the Company's capital of $5.57 billion consisted of $300.0 million of senior notes, representing 5.4% of the total, $100.0 million of revolving credit agreement borrowings, representing 1.8% of the total, $325.0 million of preferred shares, representing 5.8% of the total, and common shareholders' equity of $4.84 billion, representing the balance.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Friday, July 26, 2013. A live webcast of this call will be available via the Investor Relations - Events & Presentations section of the Company's website at http://www.archcapgroup.bm. A telephone replay of the conference call also will be available beginning on July 26, 2013 at 1:00 p.m. Eastern Time until August 2, 2013 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 21063096), and international callers should dial 617-801-6888 (passcode 21063096).

Please refer to the Company's Financial Supplement dated June 30, 2013, which is posted on the Company's website at http://www.archcapgroup.bm/FinancialInformation.aspx. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company's website regularly, including the Investor Relations - Events & Presentations section of the Company's website at
http://www.archcapgroup.bm/Presentations.aspx for additional information regarding the Company.

Arch Capital Group Ltd., a Bermuda-based company with approximately $5.63 billion in capital at June 30, 2013, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company's current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.

Forward-looking statements involve the Company's current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company's periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•	the Company's ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•	acceptance of the Company's business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•
the Company's ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies' existing or new policies and practices, as well as other factors described herein;

•
general economic and market conditions (including inflation, interest rates, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which the Company operates;

•	competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•	developments in the world's financial and capital markets and the Company's access to such markets;

•	the Company's ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;

•	the loss of key personnel;

•	the integration of businesses the Company has acquired or may acquire into its existing operations;

•
accuracy of those estimates and judgments utilized in the preparation of the Company's financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through June 30, 2013;

•
greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•	severity and/or frequency of losses;

•	claims for natural or man-made catastrophic events in the Company's insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•	acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•	availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•	the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•	the Company's investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company's investments;

•
the impact of the continued weakness of the U.S., European countries and other key economies, projected budget deficits for the U.S., European countries and other governments and the consequences associated with possible additional downgrades of securities of the U.S., European countries and other governments by credit rating agencies, and the resulting effect on the value of securities in the Company's investment portfolio as well as the uncertainty in the market generally;

•
losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company's periodic reports filed with the SEC;

•	changes in accounting principles or policies or in the Company's application of such accounting principles or policies;

•	changes in the political environment of certain countries in which the Company operates, underwrites business or invests;

•
statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•
the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management's Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company's Annual Report on Form 10-K, as well as the other factors set forth in the Company's other documents on file with the SEC, and management's response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company's financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income or loss available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and loss on repurchase of preferred shares, net of income taxes. The presentation of after-tax operating income or loss available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and loss on repurchase of preferred shares in any particular period are not indicative of the performance of, or trends in, the Company's business performance. Although net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company's operations, the decision to realize investment gains or losses, the recognition of the change in the carrying value of investments accounted for using the fair value option in net realized gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company's financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses recognized in earnings on the Company's investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company's investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company's proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. The loss on repurchase of preferred shares related to the redemption of the Series A and B preferred shares in April 2012 and had no impact on total shareholders' equity or cash flows. Due to these reasons, the Company excludes net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and loss on repurchase of preferred shares from the calculation of after-tax operating income or loss available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company's business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company's financial information to analyze the Company's performance in a manner similar to how the Company's management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company's financial information to compare the Company's performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION

Book Value Per Common Share

(U.S. dollars in thousands, except share data)	June 30, 2013	December 31, 2012

Calculation of book value per common share:
Total shareholders' equity	$5,234,318	$5,168,878
Less preferred shareholders' equity	325,000	325,000
Common shareholders' equity	4,909,318	4,843,878
Common shares outstanding, net of treasury shares (1)	133,416,419	133,842,613
Book value per common share	$36.80	$36.19

(1)	Excludes the effects of 8,612,453 and 8,221,444 stock options and 481,474 and 480,406 restricted stock units outstanding at June 30, 2013 and December 31, 2012, respectively.

Investment Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(U.S. dollars in thousands, except share data)	2013	2012	2013	2012

Components of net investment income:
Fixed maturities	$62,004	$70,290	$124,010	$143,740
Term loan investments (1)	6,026	3,557	10,243	5,856
Equity securities	3,164	2,425	4,587	4,089
Short-term investments	364	760	756	1,132
Other	4,734	2,980	11,033	6,173
Gross investment income	76,292	80,012	150,629	160,990
Investment expenses	(7,923)	(6,404)	(16,588)	(13,085)
Net investment income	$68,369	$73,608	$134,041	$147,905

Per share	$0.50	$0.53	$0.99	$1.07

Investment income yield, at amortized cost (2):
Pre-tax	2.20%	2.47%	2.20%	2.49%
After-tax	2.07%	2.35%	2.07%	2.37%

Total return (3):
Including effects of foreign exchange	(1.59)%	0.63%	(1.11)%	2.53%
Excluding effects of foreign exchange	(1.56)%	1.04%	(0.57)%	2.66%

Cash flow from operations	$182,695	$252,447	$388,354	$397,268

(1)	Included in “investments accounted for using the fair value option” on the Company's balance sheet.

(2)
Investment income yield is presented on an annualized basis and excludes the impact of investments for which returns are not included within investment income, such as investments accounted for using the equity method and certain equities.

(3)
Includes net investment income, equity in net income or loss of investment funds accounted for using the equity method, net realized gains and losses and the change in unrealized gains or losses generated by the Company's investment portfolio. Total return is calculated on a pre-tax basis and before investment expenses.

Investment Information (continued)

(U.S. dollars in thousands)	June 30, 2013	December 31, 2012

Investable assets (1):
Fixed maturities available for sale, at fair value	$9,570,583	$9,839,988
Fixed maturities, at fair value (2)	353,310	363,541
Fixed maturities pledged under securities lending agreements, at fair value	44,666	42,600
Total fixed maturities	9,968,559	10,246,129
Short-term investments available for sale, at fair value	1,091,032	722,121
Short-term investments pledged under securities lending agreements, at fair value	3,097	8,248
Cash	375,119	371,041
Equity securities available for sale, at fair value	438,038	312,749
Equity securities, at fair value (2)	—	25,954
Other investments available for sale, at fair value	569,407	549,280
Other investments, at fair value (2)	712,374	527,971
Investments accounted for using the equity method (3)	208,796	307,105
Securities sold but not yet purchased (4)	—	(6,924)
Securities transactions entered into but not settled at the balance sheet date	(405,611)	(18,540)
Total investable assets	$12,960,811	$13,045,134

Investment portfolio statistics (1):
Average effective duration (in years)	3.04	3.06
Average credit quality (Standard & Poor's/Moody's Investors Service)	AA-/Aa2	AA-/Aa2
Embedded book yield (before investment expenses) (5)	2.43%	2.60%

(1)	This table excludes the collateral received and reinvested and includes the fixed maturities and short-term investments pledged under securities lending agreements, at fair value.

(2)
Represents investments which are carried at fair value under the fair value option and reflected as “investments accounted for using the fair value option” on the Company's balance sheet. Changes in the carrying value of such investments are recorded in net realized gains or losses.

(3)
Changes in the carrying value of investment funds accounted for using the equity method are recorded as “equity in net income (loss) of investment funds accounted for using the equity method” rather than as an unrealized gain or loss component of accumulated other comprehensive income.

(4)	Represents the Company's obligation to deliver securities that it did not own at the time of sale. Such amounts are included in “other liabilities” on the Company's balance sheet.

(5)	Calculated before investment expenses.

Selected Information on Losses and Loss Adjustment Expenses

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(U.S. dollars in thousands)	2013	2012	2013	2012

Components of losses and loss adjustment expenses incurred
Paid losses and loss adjustment expenses	$429,634	$331,366	$851,219	$687,230
Change in unpaid losses and loss adjustment expenses	(10,981)	68,327	(33,163)	107,670
Total losses and loss adjustment expenses	$418,653	$399,693	$818,056	$794,900

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance	$(13,965)	$(17,050)	$(19,303)	$(12,983)
Reinsurance	(55,173)	(45,520)	(103,441)	(97,628)
Total	$(69,138)	$(62,570)	$(122,744)	$(110,611)
Impact on losses and loss adjustment expenses:
Insurance	$(15,990)	$(17,211)	$(20,991)	$(17,676)
Reinsurance	(53,507)	(46,614)	(102,910)	(99,419)
Total	$(69,497)	$(63,825)	$(123,901)	(117,095)
Impact on acquisition expenses:
Insurance	$2,025	$161	$1,688	$4,693
Reinsurance	(1,666)	1,094	(531)	1,791
Total	$359	$1,255	$1,157	$6,484
Impact on combined ratio:
Insurance	(3.0)%	(3.8)%	(2.1)%	(1.5)%
Reinsurance	(18.4)%	(16.3)%	(17.0)%	(18.8)%
Total	(9.1)%	(8.6)%	(8.1)%	(7.9)%
Impact on loss ratio:
Insurance	(3.5)%	(3.9)%	(2.3)%	(2.0)%
Reinsurance	(17.8)%	(16.6)%	(16.9)%	(19.2)%
Total	(9.2)%	(8.8)%	(8.2)%	(8.3)%
Impact on acquisition expense ratio:
Insurance	0.5%	0.1%	0.2%	0.5%
Reinsurance	(0.6)%	0.3%	(0.1)%	0.4%
Total	0.1%	0.2%	0.1%	0.4%

Estimated net losses incurred from current accident year catastrophic events (1)
Insurance	$6,681	$(580)	$6,681	$4,784
Reinsurance	29,583	7,790	40,789	25,421
Total	$36,264	$7,210	$47,470	$30,205
Impact on combined ratio:
Insurance	1.5%	(0.1)%	0.7%	0.5%
Reinsurance	9.9%	2.8%	6.7%	4.9%
Total	4.8%	1.0%	3.1%	2.1%

(1)
Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda and Europe operations and (ii) all catastrophe losses incurred by its U.S. operations.

Segment Information

The following section provides analysis on the Company's 2013 second quarter performance by operating segment. For additional details regarding the Company's operating segments, please refer to the Company's Financial Supplement dated
June 30, 2013 on the Company's website at http://www.archcapgroup.bm/FinancialInformation.aspx.

Insurance Segment

	Three Months Ended
	June 30,
(U.S. dollars in thousands)	2013	2012	% Change

Gross premiums written	$703,904	$676,090	4.1
Net premiums written	501,568	464,584	8.0
Net premiums earned	458,656	446,594	2.7
Underwriting income (loss)	13,577	4,131	228.7

Underwriting Ratios			% Point Change
Loss ratio	63.5%	65.0%	(1.5)
Acquisition expense ratio	16.1%	16.9%	(0.8)
Other operating expense ratio	17.5%	17.2%	0.3
Combined ratio	97.1%	99.1%	(2.0)

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of
reinsurance and reinstatement premiums	1.5%	(0.1)%	1.6
Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(3.0)%	(3.8)%	0.8
Combined ratio excluding such items	98.6%	103.0%	(4.4)

Gross premiums written by the insurance segment in the 2013 second quarter were 4.1% higher than in the 2012 second quarter, while net premiums written were 8.0% higher than in the 2012 second quarter. The higher level of net premiums written primarily resulted from increases in programs, national accounts, contract binding (launched in early 2013) and construction lines, partially offset by a reduction in executive assurance premiums. The increase in program business resulted from a mix of underlying exposure growth within existing programs, new business and rate increases. The increase in national accounts primarily resulted from new business and rate increases, while the growth in construction reflected a higher net retention. The decrease in executive assurance reflected a strategic reduction in exposure to international business. Net premiums earned by the insurance segment in the 2013 second quarter were 2.7% higher than in the 2012 second quarter, and reflect changes in net premiums written over the previous five quarters.

The 2013 second quarter loss ratio reflected 1.5 points of current year catastrophic event activity, primarily related to U.S. tornado and hailstorm events. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 3.5 points in the 2013 second quarter, compared to 3.9 points in the 2012 second quarter. The estimated net favorable development in the 2013 second quarter primarily resulted from better than expected claims emergence in short-tail business from more recent accident years and in medium-tail business spread across various accident years. The 2013 second quarter loss ratio also reflected a lower level of large attritional loss activity than in the 2012 second quarter.

The underwriting expense ratio was 33.6% in the 2013 second quarter, compared to 34.1% in the 2012 second quarter. The acquisition expense ratio was 16.1% in the 2013 second quarter, compared to 16.9% in the 2012 second quarter. The comparison of the 2013 second quarter and 2012 second quarter acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commissions. In addition, the 2013 second quarter acquisition expense ratio included 0.5 points of commission expense related to development in prior year loss reserves, compared to 0.1 point in the 2012 second quarter. The operating expense ratio was 17.5% in the 2013 second quarter, compared to 17.2% in the 2012 second quarter. The 2013 second quarter operating expense ratio reflected a higher level of aggregate expenses than in the 2012 second quarter due, in part, to selected expansion of the insurance segment's operating platform.

Reinsurance Segment

	Three Months Ended
	June 30,
(U.S. dollars in thousands)	2013	2012	% Change

Gross premiums written	$337,642	$376,981	(10.4)
Net premiums written	308,967	355,649	(13.1)
Net premiums earned	300,160	280,062	7.2
Underwriting income	82,452	89,592	(8.0)

Underwriting Ratios			% Point Change
Loss ratio	42.5%	39.0%	3.5
Acquisition expense ratio	19.1%	18.6%	0.5
Other operating expense ratio	11.1%	10.4%	0.7
Combined ratio	72.7%	68.0%	4.7

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of
reinsurance and reinstatement premiums	9.9%	2.8%	7.1
Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(18.4)%	(16.3)%	(2.1)
Combined ratio excluding such items	81.2%	81.5%	(0.3)

Gross premiums written by the reinsurance segment in the 2013 second quarter were 10.4% lower than in the 2012 second quarter, while net premiums written were 13.1% lower than in the 2012 second quarter. The decrease in net premiums written reflected lower contributions from property catastrophe, other specialty and mortgage business, partially offset by growth in casualty business which primarily resulted from new multi-line and professional liability contracts written in the period. The reduction in property catastrophe business was due to rate reductions as well as to a targeted reduction in the utilization of limits in reaction to changing market conditions and an increase in the usage of retrocessional protection. The decline in other specialty lines included a targeted reduction in our participation on the renewal of a U.K. motor proportional treaty, reductions in premium estimates and non-renewals of certain accident and health treaties and a lower level of recorded mortgage premium. The reduction in recorded mortgage business was due to the fact that the 2012 second quarter reflected a $10.1 million incoming portfolio of mortgage business while the 2013 second quarter reflected no comparable activity.

Net premiums earned in the 2013 second quarter were 7.2% higher than in the 2012 second quarter, and primarily reflect changes in net premiums written over the previous five quarters, including the mix and type of business written. Net premiums earned also included $5 million related to the credit and surety business acquired from Ariel with remaining acquired unearned premiums of approximately $16 million at June 30, 2013.

The 2013 second quarter loss ratio reflected 9.9 points of current year catastrophic activity, primarily related to U.S. tornado and hailstorm activity and flooding in Europe and Canada, compared to 2.8 points of catastrophic activity in the 2012 second quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 17.8 points in the 2013 second quarter, compared to 16.6 points in the 2012 second quarter. The estimated net favorable development in the 2013 second quarter primarily resulted from better than expected claims emergence in short-tail business from more recent underwriting years and in long-tail business from older underwriting years. The 2013 second quarter loss ratio also reflects changes in the mix of business including a higher contribution from mortgage business.

The underwriting expense ratio was 30.2% in the 2013 second quarter, compared to 29.0% in the 2012 second quarter. The acquisition expense ratio for the 2013 second quarter was 19.1%, compared to 18.6% for the 2012 second quarter. The comparison of the 2013 second quarter and 2012 second quarter acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commissions. In addition, the 2013 second quarter acquisition expense ratio included a net reduction of 0.6 points of commission expense related to adverse development in certain prior year loss reserves, compared to an increase of 0.3 points in the 2012 second quarter. The operating expense ratio was 11.1% in the 2013 second quarter, compared to 10.4% in the 2012 second quarter. The 2013 second quarter operating expense ratio reflected an increase in aggregate expenses due, in part, to selected expansion of the reinsurance segment's operating platform.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(U.S. dollars in thousands, except share data)

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues
Net premiums written	$810,535	$820,233	$1,763,311	$1,683,844
Change in unearned premiums	(51,719)	(93,577)	(251,725)	(276,876)
Net premiums earned	758,816	726,656	1,511,586	1,406,968
Net investment income	68,369	73,608	134,041	147,905
Net realized gains	12,652	34,867	70,992	78,988

Other-than-temporary impairment losses	(724)	(2,454)	(2,972)	(3,485)
Less investment impairments recognized in other comprehensive income, before taxes	—	503	2	511
Net impairment losses recognized in earnings	(724)	(1,951)	(2,970)	(2,974)

Fee income	902	806	1,440	1,349
Equity in net income of investment funds accounted for using the equity method	10,941	7,787	24,764	32,613
Other income (loss)	834	695	2,078	(7,373)
Total revenues	851,790	842,468	1,741,931	1,657,476

Expenses
Losses and loss adjustment expenses	418,653	399,693	818,056	794,900
Acquisition expenses	131,677	128,289	259,269	247,251
Other operating expenses	127,408	117,701	247,591	224,173
Interest expense	5,852	7,439	11,750	14,960
Net foreign exchange gains	(13,811)	(31,689)	(38,075)	(11,001)
Total expenses	669,779	621,433	1,298,591	1,270,283

Income before income taxes	182,011	221,035	443,340	387,193

Income tax expense	5,071	767	9,924	2,669

Net income	176,940	220,268	433,416	384,524

Preferred dividends	5,485	7,649	10,969	14,110
Loss on repurchase of preferred shares	—	10,612	—	10,612

Net income available to common shareholders	$171,455	$202,007	$422,447	$359,802

Net income per common share
Basic	$1.31	$1.50	$3.22	$2.68
Diluted	$1.26	$1.46	$3.11	$2.61

Weighted average common shares and common share equivalents outstanding
Basic	131,377,274	134,529,129	131,143,885	134,241,876
Diluted	135,849,050	138,211,736	135,624,226	138,017,490

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share data)

	(Unaudited)
	June 30, 2013	December 31, 2012
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost: $9,619,842 and $9,567,290)	$9,570,583	$9,839,988
Short-term investments available for sale, at fair value (amortized cost: $1,095,497 and $719,848)	1,091,032	722,121
Investment of funds received under securities lending, at fair value (amortized cost: $39,079 and $42,302)	41,062	42,531
Equity securities available for sale, at fair value (cost: $410,219 and $298,414)	438,038	312,749
Other investments available for sale, at fair value (cost: $555,422 and $519,955)	569,407	549,280
Investments accounted for using the fair value option	1,065,684	917,466
Investments accounted for using the equity method	208,796	307,105
Total investments	12,984,602	12,691,240

Cash	375,119	371,041
Accrued investment income	68,413	71,748
Investment in joint venture (cost: $100,000)	108,710	107,284
Fixed maturities and short-term investments pledged under securities lending, at fair value	47,763	50,848
Premiums receivable	876,989	688,873
Reinsurance recoverable on unpaid and paid losses and loss adjustment expenses	1,849,891	1,870,037
Contractholder receivables	947,887	865,728
Prepaid reinsurance premiums	330,854	298,484
Deferred acquisition costs, net	313,010	262,822
Receivable for securities sold	447,545	19,248
Other assets	566,900	519,409
Total Assets	$18,917,683	$17,816,762

Liabilities
Reserve for losses and loss adjustment expenses	$8,808,594	$8,933,292
Unearned premiums	1,921,849	1,647,978
Reinsurance balances payable	210,113	188,546
Contractholder payables	947,887	865,728
Senior notes	300,000	300,000
Revolving credit agreement borrowings	100,000	100,000
Securities lending payable	49,135	52,356
Payable for securities purchased	853,156	37,788
Other liabilities	492,631	522,196
Total Liabilities	13,683,365	12,647,884

Commitments and Contingencies

Shareholders' Equity
Non-cumulative preferred shares	325,000	325,000
Common shares ($0.0033 par, shares issued: 169,245,371 and 168,255,572)	564	561
Additional paid-in capital	272,955	227,778
Retained earnings	5,776,808	5,354,361
Accumulated other comprehensive income, net of deferred income tax	(49,322)	287,017
Common shares held in treasury, at cost (shares: 35,828,952 and 34,412,959)	(1,091,687)	(1,025,839)
Total Shareholders' Equity	5,234,318	5,168,878
Total Liabilities and Shareholders' Equity	$18,917,683	$17,816,762